AIT Therapeutics Announces $20 Million Common Stock Purchase Agreement with Institutional Investor, Lincoln Park Capital Fund

Garden City, N.Y., and Rehovot, Israel, August 13, 2018 – AIT Therapeutics, Inc. (OTC:AITB) (“AIT Therapeutics or the “Company”),  a clinical-stage medical device and biopharmaceutical company focused on developing inhaled Nitric Oxide (NO) for the treatment of patients with respiratory conditions including serious lung infections and pulmonary hypertension, announced today that it has entered into a common stock purchase agreement and registration rights agreement (together, the “Agreements”) with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. According to the terms of the Agreements the Company may, prior to filing a registration statement, elect to sell up to $526,500 worth of common stock to LPC at $4.50 per share and thereafter, pursuant to an effective registration statement, AIT Therapeutics will have the right at its sole discretion to sell to LPC the balance of up to $20.0 million worth of shares over a 36-month period. AIT Therapeutics will control the timing of any future investment and LPC will be obligated to make purchases in accordance with the Agreements. Proceeds will be used for the ongoing development of the NO generator and delivery system for use with a breathing mask and ventilators, as well as preparation for pivotal studies in bronchiolitis and nontuberculous mycobacteria (NTM) lung infections.

“The availability of funds from LPC through these Agreements provides AIT with additional means to help in meeting our stated timelines for our three programs,” said Steven Lisi, Chairman and Chief Executive Officer of AIT Therapeutics. “With an expected FDA 510(k) submission for our ventilator compatible system in early calendar 2019 and the potential start of pivotal studies in both bronchiolitis and NTM in late calendar 2019, we will get closer to our goal of providing significant benefits to patients and reward our shareholders.”

The Company may elect to make the initial sale at a fixed $4.50 per share, however thereafter there are no upper limits to the price per share LPC may pay to purchase the remaining common stock subject to the Agreement and the purchase price of the shares will be based on the then prevailing market prices of the Company’s shares at the time of each sale to LPC. No warrants, derivatives, financial or business covenants are associated with the Agreements and LPC has agreed not to cause or engage in any manner whatsoever, in any direct or indirect short selling or hedging of shares of the Company’s common stock.  In consideration for entering into the Agreements and committing to fund up to $20.0 million, AIT Therapeutics paid LPC $500,000 as a cash commitment fee. The Agreements may be terminated by the Company at any time, at its sole discretion, without any cost or penalty.

A more detailed description of the Agreements is set forth in AIT Therapeutics Current Report on Form 8-K as filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About AIT Therapeutics, Inc.

AIT Therapeutics Inc. is a clinical-stage medical device and biopharmaceutical company using nitric oxide (NO) to treat respiratory and other diseases.  The Company is currently applying its therapeutic expertise to treat lower respiratory tract infections that are not effectively addressed with current standards of care, as well as pulmonary hypertension, in various settings.  AIT Therapeutics is currently advancing its revolutionary NO Generator and Delivery System in clinical trials for the treatment of bronchiolitis and severe lung infections such as nontuberculous mycobacteria (NTM).  For more information, visit www.AIT-Pharm.com.

About Lincoln Park Capital Fund, LLC.

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Forward-Looking Statement

This press release contains “forward-looking statements.” Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACT

Steven Lisi, Chief Executive Officer

AIT Therapeutics, Inc.

Steve@AIT-Pharm.com

Bob Yedid

LifeSci Advisors, LLC

Bob@LifeSciAdvisors.com

(646) 597-6989